Exhibit 99.1

FOR IMMEDIATE RELEASE

June 1, 2017

TEGNA Completes Spin-off of Cars.com; Dave Lougee Named President and CEO

Cars.com Begins Regular Way Trading on the NYSE Under the Symbol CARS

Gracia Martore Retires After More Than 30 Years with the Company

McLEAN, VA – TEGNA Inc. (NYSE: TGNA) today announced that it has completed the previously announced spin-off of Cars.com, creating two publicly traded companies: TEGNA, an innovative media company with the largest broadcast group among major network affiliates in the top 25 markets; and Cars.com, a leading digital automotive marketplace. TEGNA will continue trading on the New York Stock Exchange under the symbol TGNA. Effective today, Cars.com will begin “regular way” trading on the New York Stock Exchange under the symbol CARS.

Upon the completion of the spin-off, Dave Lougee, president of TEGNA Media, was named president and CEO and joined TEGNA’s Board of Directors. Gracia Martore, president and CEO of TEGNA, retired and stepped down from the Board.

“I am incredibly honored and excited to become CEO of this great company,” said Lougee. “Gracia has meant so much to everyone at TEGNA. She has been a mentor and partner for many years and her vision, leadership, integrity and drive have been crucial to our company’s transformation and success. I am committed to honoring her legacy and will continue to grow and strengthen TEGNA as we move ahead as a standalone, industry-leading media company.”

Lougee added, “Thanks to the leadership of Gracia and the Board, we have worked tirelessly over the past several years to transform our company. We are driven by our strongly-held values and our stated purpose to serve the greater good of our communities. Our intense focus on innovation, combined with our operational excellence, is helping us accelerate growth. We are also uniquely well-positioned to benefit from a changing regulatory environment. Our very strong balance sheet and significant scale allows us to be strategically opportunistic.”

The spin-off was effected through a pro rata distribution of all outstanding common shares of Cars.com to TEGNA stockholders of record at the close of business on May 18, 2017 (the “Record Date”). Stockholders retained their TEGNA shares and received one share of Cars.com for every three shares of TEGNA stock they owned on the Record Date.

Lougee also announced his executive leadership team. Joining him on the leadership team are Victoria Harker, executive vice president and chief financial officer, Lynn Beall, executive vice president and COO of Media Operations, Anne Bentley, vice president and chief communications officer, Ed Busby, senior vice president of strategy, Todd Mayman, executive vice president and chief legal and administrative officer, and Jeff Newman, senior vice president and chief human resources officer.

Marjorie Magner will continue as Chairman of TEGNA’s Board of Directors. Jennifer Dulski, Howard D. Elias, Lidia Fonseca, Scott K. McCune, Henry W. McGee, Susan Ness, Bruce P. Nolop and Neal Shapiro continue to serve as TEGNA directors in addition to Lougee.

Prior to becoming president and CEO, Lougee was president of TEGNA Media, where he oversaw TEGNA’s 46 broadcast stations in 38 markets. Under Lougee’s leadership, the company’s Broadcast portfolio doubled after the acquisitions of Belo Corp. and six London Broadcasting stations. Lougee was named president of Gannett Broadcasting in July 2007 and previously served as executive vice president, media operations for Belo. At Belo, he also served as senior vice president; president and general manager of TV and cable operations in Seattle/Tacoma; and news director at KING in Seattle/Tacoma.

Before that, Lougee was vice president, news at WRC, the NBC station in Washington DC and vice president, news director at KUSA in Denver. Lougee received the 2017 Ward L. Quaal Leadership Award from the Broadcasters Foundation of America. In 2015, he was inducted into the Broadcasting & Cable Hall of Fame and in 2014, was awarded the First Amendment Leadership Award by RTDNF and the Broadcaster of the Year Award by Broadcasting & Cable.

Lougee is also deeply committed to the industry at large. His serves as joint board chairman of the National Association of Broadcasters (NAB) and chairman of the NBC Affiliates Board. He also serves on the board of directors for BMI (Broadcast Music Inc.), the Broadcasters Foundation of America and is past chair of the Television Bureau of Advertising (TVB) Board of Directors.

Greenhill & Co. acted as financial advisor on the spin-off transaction and Wachtell, Lipton, Rosen & Katz acted as legal advisor.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements with respect to the expected performance of the company after the spin-off. Any forward-looking statements contained herein are based on our management’s current beliefs and expectations, but are subject to a number of risks, uncertainties and changes in circumstances, which may cause the company’s actual results or actions to differ materially from what is expressed or implied by these statements. Such risks include, but are not limited to: uncertainties as to the impact of the spin-off on the company’s business. Economic, competitive, governmental, technological and other factors and risks that may affect the company’s operations or financial results expressed in this press release are discussed in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and in the company’s subsequent filings with the U.S. Securities and Exchange Commission (SEC). We disclaim any obligation to update these forward-looking statements other than as required by law.

About TEGNA

TEGNA Inc. (NYSE: TGNA) is an innovative media company that serves the greater good of our communities. With 46 stations in 38 markets, TEGNA delivers relevant content and information to consumers across platforms. It is the largest owner of top 4 affiliates in the top 25 markets, reaching approximately one-third of all television households nationwide. Each month, TEGNA reaches 50 million adults on-air and 32 million across its digital platforms. TEGNA has been consistently honored with the industry’s top awards, including Edward R. Murrow, George Polk, Alfred I. DuPont and Emmy Awards. TEGNA delivers results for advertisers through unparalleled and innovative solutions including OTT local advertising network Premion, centralized marketing resource Hatch, and G/O Digital, a one-stop shop for local businesses to connect with consumers through digital marketing. Across platforms, TEGNA tells empowering stories, conducts impactful investigations and delivers innovative marketing solutions. For more information, visit www.TEGNA.com.

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For media inquiries, contact:

Steve Kidera

Manager, Corporate Communications

703-873-6434

skidera@TEGNA.com

For investor inquiries, contact:

Jeffrey Heinz

Vice President, Investor Relations

703-873-6917

jheinz@TEGNA.com